Exhibit 99.1

Vical Grants Options to Merck for Cancer Vaccines

          SAN DIEGO, Sept. 12 /PRNewswire-FirstCall/ -- Vical Incorporated (Nasdaq: VICL) agreed to grant Merck & Co., Inc. (NYSE: MRK) renewable options for rights to use Vical’s patented non-viral gene delivery technology for additional cancer targets.  In exchange, Vical has obtained non-exclusive, sublicenseable rights to use the technology for vaccines against HIV, giving both companies freedom to operate in the field.  Merck also has a fixed-term option to exclusively sublicense from Vical electroporation-enhanced delivery technology for use with HIV vaccines, on terms to be negotiated.

          “These options allow Merck to further expand their cancer program using our technology,” said Vijay B. Samant, Vical’s President and Chief Executive Officer.  “Merck’s exercise of the option for the additional targets would result in an option exercise payment to Vical, and further development may lead to milestone and royalty payments, along with an opportunity for co-promotion.  Earlier this summer, Merck exercised three cancer vaccine options triggering a payment of $3.0 million.”

          About Vical

          Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases.  Potential applications of the company’s DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor.  The company has retained all rights to its internally developed product candidates.  In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources.  These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and serve significant unmet medical needs.  Additional information on Vical is available at www.vical.com.

          This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected.  Forward-looking statements include statements about the term and scope of the company’s agreement with Merck as well as the company’s focus, collaborative partners, and product candidates.  Risks and uncertainties include whether Merck will exercise its options for cancer or HIV vaccines, whether Merck will undertake further development that would lead to milestone and royalty payments to Vical, whether Merck or others will be successful in applying Vical’s technology in addressing significant unmet medical needs, whether any product candidates will be shown to be safe and effective in clinical trials, the timing, nature and cost of clinical trials, whether Vical or its collaborative partners will seek or gain approval to market any product candidates, whether Vical or its collaborative partners will succeed in marketing any product candidates, and additional risks set forth in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this release.  The company disclaims, however, any intent or obligation to update these forward-looking statements.

Contacts:	Investors:	Media:
	Alan R. Engbring	Susan Neath
	Vical Incorporated	Atkins + Associates
	(858) 646-1127	(858) 527-3486
Website: www.vical.com

SOURCE   Vical Incorporated
          -0-                                        09/12/2005
          /CONTACT:  Investors, Alan R. Engbring of Vical Incorporated, +1-858-646-1127; or Media, Susan Neath of Atkins + Associates, +1-858-527-3486, for Vical Incorporated/
          /Web site:  http://www.vical.com /